EXHIBIT 10.119

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is entered into by and between Aeolus Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 79 T. W. Alexander Drive, 4401 Research Commons, Suite 200, P.O. Box 14287, Research Triangle Park, NC 27709 (“Aeolus”), and John L. McManus, having a place of business at 23811 Inverness Place, Laguna Niguel, CA 92677 (“Consultant”).

WHEREAS, Aeolus wishes to engage Consultant for certain services, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, Aeolus and Consultant agree as follows:

1. Services to be Provided. Consultant shall have the title of President. During the term of this Agreement, Consultant shall perform for Aeolus services related to duties and responsibilities commensurate with this title. Specific projects or assignments shall be authorized on behalf of Aeolus by Richard P. Burgoon, Jr., Chief Executive Officer and/or the Board of Directors of the Company..

2. Compensation.

(a) Aeolus shall compensate Consultant $10,000.00 per month for the Services performed. At July 31, 2005 and at the end of each full month of consulting during the term of this Agreement, Consultant will be granted a stock option to purchase 10,000 shares of the Aeolus Pharmaceuticals, Inc. Common Stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the last day of that month. During the term of this Agreement, if Aeolus secures at least $5,000,000 in equity financing, or of there is a change of control such that another entity acquires and/or merges with Aeolus, then Consultant shall be entitled to receive a bonus of $75,000 when such acquisition and/or merger is completed.

(b) Aeolus shall reimburse Consultant for out-of-pocket travel, hotel, telephone and meal expenses reasonably incurred by Consultant in performing the Services, provided that the travel was approved in advance by Aeolus and the expenses are incurred in accordance with Aeolus’ customary reimbursement policies.

3. Ownership of Results.

(a) All findings, conclusions and data and all methods, inventions, discoveries, trade secrets, techniques, processes and know-how, whether or not patentable, that are made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from use of Aeolus’ materials, premises or other property (collectively, “Inventions”) shall become the exclusive property of Aeolus. Consultant hereby assigns, transfers and conveys all of its right, title and interest in and to any and all Inventions.

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(b) Upon the request and at the expense of Aeolus, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document Aeolus’ rights or to enable Aeolus to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.

4. Confidentiality. Consultant will not, either during or for a period of ten (10) years after the term of this Agreement, disclose to any third person or use the results of the Services or any confidential or proprietary information of Aeolus or its collaborators (“Confidential Information”) for any purpose other than the performance of the Services, without the prior written authorization of Aeolus. This obligation shall not apply to information that:

(a) is now, or hereafter becomes, through no act or failure to act on the part of Consultant, generally known or available;

(b) is known by Consultant at the time of receiving such information;

(c) is hereafter furnished to Consultant by a third party, which did not acquire such information directly or indirectly from Aeolus;

(d) is independently developed by Consultant without use or knowledge of such information; or

(e) is required by law, or order of any court or governmental authority to be disclosed by Consultant; in such event, however, Consultant must give Aeolus sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Information and Consultant may disclose only the minimum Information required to be disclosed in order to comply, whether or not a protective order or similar order is obtained.

For purposes of this Section 4, “Confidential Information” includes, without limitation, the results of the Services and the structure and activity of chemical compositions, know-how, data, process, technique, formula work-in-process, patent applications, marketing methods and plans, pricing information, manufacturing or engineering information and any other unpublished information related to the business or financial condition of Aeolus and its affiliates and business partners. Consultant will require its employees to maintain the Confidential Information in accordance with the terms of this Agreement.

5. Use of Aeolus’ Name. Consultant shall not use the name, trademarks or logo of Aeolus or any variant thereof, in any advertising, publicity, patent application or other publication without the prior written permission of Aeolus.

6. Reports. Upon Aeolus’ request, Consultant shall furnish written or oral reports to Aeolus regarding the status of the Services. Aeolus shall have the right to use the advice, data and any reports resulting from the Services for any purpose whatsoever.

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7. Term and Termination.

(a) The term of this agreement shall be from June 20, 2005 until June 30, 2006, unless extended by mutual agreement of the parties.

(b) Each party may terminate this Agreement for any reason, upon thirty (30) days written notice to the other party. In such event, Aeolus shall be responsible for any compensation owed to Consultant under Section 3 for Services rendered prior to the effective date of such termination; and Consultant shall return any materials in Consultant’s possession that were supplied by Aeolus or generated by Consultant under this Agreement. The provisions of Sections 4 and 5 shall survive termination of this Agreement and the completion of the Services.

(c) If Aeolus terminates this Agreement for any reason other than for cause prior to December 31, 2005, Consultant shall be entitled to a termination fee equivalent to one (1) month’s worth of the monthly compensation of Section 3 in existence at the time of such termination. The provisions of this Section 7(c) shall not apply if Consultant terminates this Agreement.

8. No Conflicting Agreements. Consultant represents that it/he/she is not a party to any existing agreement which would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement, without Aeolus’ prior written consent.

9. Independent Contractor. Consultant is an independent contractor under this Agreement and shall not be deemed an employee of Aeolus. Consultant will not be entitled to participate in any benefit plan of an Aeolus employee. However, as an officer of Aeolus, Consultant will be covered under the Company’s insurance plans including its directors and officer’s policy. Neither party is authorized to bind the other party to any agreement, contract, obligation or liability.

10. Entire Agreement, Amendment and Assignment.

(a) This Agreement is the sole agreement between Consultant and Aeolus with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written.

(b) No modification to any provision of this Agreement shall be binding on a party unless in writing and signed by the party to be bound.

(c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and may not be assigned or delegated in whole or in part.

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11. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware, without giving effect to any conflict of laws provisions.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the addresses specified in the initial paragraph or when delivered by facsimile, with proof of transmission.

13. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bears the authorized signatures of Consultant and Aeolus. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned authorized representative of each party intending to be legally bound, have each duly executed this Agreement as of the date signed below.

AEOLUS PHARMACEUTICALS, INC.

By:	/s/ Richard P. Burgoon, Jr.
Name:	Richard P. Burgoon, Jr.
Title:	Chief Executive Officer
Date:	June 20, 2005

CONSULTANT

By:	/s/ John L. McManus	Mailing Address:
Name:	John L. McManus
Date:	June 20, 2005	Social Security Number

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